UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT No. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

WESTWAY GROUP, INC.

(Exact name of registrant as specified in charter)

DELAWARE	20-4755936
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900

New Orleans, LA 70130

(Address of Principal Executive Offices) (Zip Code)

WESTWAY GROUP, INC. 2010 INCENTIVE COMPENSATION PLAN

Thomas A. Masilla, Jr.

Chief Financial Officer

Westway Group, Inc.

365 Canal Street, Suite 2900

New Orleans, LA 70130

(540) 525-9741

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Matthew F. Herman, Esq.

Doug Bacon, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

(212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 to the Registration Statement on Form S-8 (File No. 333-169816) (the “Registration Statement”) is being filed by Westway Group, Inc., a Delaware corporation (the “Company”), in order to terminate the effectiveness of the Registration Statement and to deregister, as of the Effective Time (defined below), all securities registered under the Registration Statement which remained unsold as of the Effective Time.

On December 20, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bishop Infrastructure III Acquisition Company, Inc., a Delaware corporation (the “Purchaser”), and Bishop Infrastructure II Acquisition Company, Inc., a Delaware corporation (the “Parent”), pursuant to which the Purchaser agreed to accept for payment in cash all of the outstanding equity securities of the Company.

Pursuant to the terms and subject to the conditions of the Merger Agreement, the Purchaser was merged with and into the Company (the “Merger”) effective on February 1, 2013 (the “Effective Time”). At the Effective Time, each remaining issued and outstanding security not tendered in the Offer (other than securities held by the Parent, the Purchaser or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries, and securities for which appraisal rights were properly demanded and perfected in accordance with the General Corporation Law of the State of Delaware (“DGCL”)) was, by virtue of the Merger and without any action on the part of the holders thereof, converted into the right to receive in cash the amount of $6.70, without interest thereon and less any required withholding taxes, subject to any appraisal rights available to the holders of such securities under section 262 of the DGCL.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, Louisiana, on February 1, 2013.

Westway Group, Inc.

	By:	/s/ Thomas A. Masilla, Jr.
Date: February 1, 2013	Name:	Thomas A. Masilla, Jr.
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Erwin Thompson
Director

/s/ Erwin Thompson
Date: February 1, 2013

Maxwell Burke
Director

/s/ Maxwell Burke
Date: February 1, 2013

James B. Jenkins
Chief Executive Officer

/s/ James B. Jenkins
Date: February 1, 2013

Thomas A. Masilla, Jr.
Chief Financial Officer

/s/ Thomas A. Masilla, Jr.
Date: February 1, 2013